Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES AGREEMENT TO SELL

INTEREST IN COMMONWEALTH CHESAPEAKE POWER STATION

Tampa, January 13, 2005 – TECO Energy, Inc. (NYSE: TE) announced that one of its subsidiaries has signed an agreement to sell Commonwealth Chesapeake Company, LLC, the owner of the Commonwealth Chesapeake Power Station in Virginia, to an affiliate of Tenaska Power Fund, L.P. for $89 million. The Commonwealth Chesapeake Power Station is a 315-megawatt oil fired, simple-cycle peaking power plant located on the Delmarva Peninsula in Virginia. The facility sells capacity, energy and ancillary services in the Pennsylvania- Jersey-Maryland (PJM) market. Final proceeds are expected to be approximately $86 million, after adjustments at closing for the value of the fuel, inventory, other working capital items, and the payment of transaction-related expenses. The sale is expected to close by the end of March 2005, subject to the purchaser obtaining financing and receipt of certain regulatory approvals. Morgan Stanley served as TECO Energy’s advisor for the transaction.

Chairman and CEO Sherrill Hudson said, “This transaction is consistent with our strategy which is focused on our Florida utilities and our profitable unregulated businesses and will leave us with five profitable core businesses. The cash we expect from this sale and the sale of the Frontera Power Station, completed in December, will add to our ability to extinguish our 2007 TECO Energy debt maturities and, based on achieving our cash generation goals, invest in our regulated utilities.”

TECO Energy’s fourth quarter results will include the previously announced write-off of the difference between the book value and the estimated fair market value of the plant, which resulted in an after-tax charge of approximately $52 million.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.

Additional information related to the company and its operations is available at TECO Energy’s web site at www.teconergy.com.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions, relating to the company’s cash flow projections and ability to complete the sale as expected. Factors that could impact completion of the sale as expected include the purchaser’s ability to obtain suitable financing and receipt of regulatory approvals in the anticipated time. Factors that could impact TECO Energy’s cash generation include: unexpected capital needs or unanticipated reductions in cash flow; declines in the anticipated waterborne fuel volumes transported by TECO Transport for Tampa Electric; general economic conditions in Tampa Electric’s and Peoples Gas’ service areas affecting energy sales; economic conditions both national and international, that affect the demand for TECO Transport’s waterborne transportation services; weather variations affecting energy sales and operating costs at Tampa Electric and Peoples Gas; commodity price changes affecting the margins at TECO Coal; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Investment Considerations” filed as an exhibit to the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2004.

Contact:	News Media: Laura Plumb -(813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

Tenaska Contact:	News Media:	Jana Martin – (402) 691-5995
	E-Mail:	jmartin@tenaska.com